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



                                                                                                EXHIBIT 11


                            MIRAGE RESORTS, INCORPORATED
                         COMPUTATION OF NET INCOME PER SHARE
                                   OF COMMON STOCK


                                                        THREE  MONTHS                   SIX MONTHS
                                                        ENDED JUNE 30,                ENDED JUNE 30,
                                                _____________________________   __________________________
                                                    1994              1993         1994            1993
                                                ____________     ____________   ___________    ___________


     Weighted-average shares outstanding          90,844,460       75,463,373    90,784,838     75,255,948

     Assumed exercise of options at
        average market price                       3,551,411        4,831,372     4,063,975      4,747,975
                                                 ___________      ___________   ___________    ___________

     Weighted-average shares outstanding
        and common stock equivalents used
        in the computation of primary
        earnings per share                        94,395,871       80,294,745    94,848,813     80,003,923

     Additional shares issuable upon
        the assumed exercise of options
        at period-end market price                         -          652,793             -        736,190
                                                 ___________      ___________   ___________    ___________

     Total shares outstanding assuming
        full dilution                             94,395,871       80,947,538    94,848,813     80,740,113
                                                 ===========      ===========   ===========    ===========

     Net income                                  $25,598,000      $16,683,000   $48,946,000    $26,273,000
                                                 ===========      ===========   ===========    ===========

     Primary earnings per share                      $0.27            $0.21         $0.52          $0.33
                                                     =====            =====         =====          =====

     Fully diluted earnings per share                $0.27            $0.21         $0.52          $0.33
                                                     =====            =====         =====          =====
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